UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐      Preliminary Consent Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Consent Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Section 240.14a-12
ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)
INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a transcript of a webcast that is posted to the website www.inbev.com:

Final Transcript
Conference Call Transcript
INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch
(Conference Call)
Event Date/Time: Jun. 12. 2008 / 9:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
CORPORATE PARTICIPANTS
Carlos Brito
InBev NV — CEO
Felipe Dutra
InBev NV — CFO
CONFERENCE CALL PARTICIPANTS
Carlos Laboy
Credit Suisse — Analyst
James Edwardes Jones
Execution Limited — Analyst
Andrew Holland
Dresdner — Analyst
Nico Lambrechts
Merrill Lynch — Analyst
Marc Leemans
Bank Degroff — Analyst
Chris Wickham
MainFirst Bank — Analyst
David Belaunde
Lehman Brothers — Analyst
Mark Purdy
Deutsche Bank — Analyst
Andrew Gowen
Och-Ziff — Analyst
Martin Dolan
Execution Limited — Analyst
Gerard Rijk
ING — Analyst
Reg Watson
Standard Life — Analyst
Kris Kippers
Petercam — Analyst
Paul Hofman
Cheuvreux — Analyst
Mark Gillespie
MainFirst Bank — Analyst
Stuart Reeve
BlackRock — Analyst
PRESENTATION
Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
Ladies and gentlemen, thank you for standing by, and welcome to today’s conference call regarding InBev’s proposal to combine with Anheuser-Busch. At this time, all participants have been placed in a listen-only mode. Following the presentation, we will open the call for a question-and-answer session. We do ask to please limit your questions to one question and one follow-up.
The speakers on this call are Carlos Brito, Chief Executive Officer, and Felipe Dutra, Chief Financial Officer. Neither this presentation nor any of the transactions referred to herein constitutes an offer of securities for sale in the United States or an offer to acquire or exchange securities in the United States.
The securities that may be issued pursuant to the terms and conditions of the transactions referred to herein have not been nor will be registered under the US Securities Act of 1933 as amended; the Securities Act or the securities of any state or any other country other than Belgium, and may not be offered, pledged, transferred or sold absent registration of such securities under the Securities Act or the securities laws of such state or country as the case may be, or an available exemption from such registration.
Under the terms and conditions of and connection with the transactions referred to herein, no offer to acquire securities or to exchange securities for other securities has been made or will be made directly or indirectly, in or into, or by use of the mails any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of the United States or any other country in which such offer may not be made, other than in accordance with the tender offer requirements under the US Securities Exchange Act of 1934 as amended or the securities laws of such other countries as the case may be, or pursuant to an available exemption form for such requirements.
Now I would like to turn the call over to InBev’s Chief Executive Officer, Mr. Carlos Brito. Sir, you may begin.

Carlos Brito — InBev NV — CEO
Thank you very much. Good afternoon, good morning, everyone. I have here with me Felipe Dutra, our CFO, and thanks for joining. As you have seen yesterday, we announced a proposal to combine Anheuser-Busch and InBev, creating a global leader in beer and one of the world’s top five consumer products companies.
We believe this combination is in the best interest of all constituents, including both company shareholders, employees, consumers, wholesalers, business partners and the communities they serve. This compelling combination would create significant value for both companies’ shareholders and unparalleled opportunities for the combined businesses.
We are extremely excited about this potential combination, and before we get to the details, let me start by expressing our deep respect and admiration for Anheuser-Busch, its management and its board. Anheuser-Busch and InBev have been partners for a long time. We have started our relationship 28 years ago with a distribution agreement of Anheuser-Busch brands in Canada.
This relationship has been expanded to South Korea and also more recently to the US, through the import and distribution agreement of our European imports’ brands. We believe this combination is the natural next step in our relationship and a great opportunity to leverage the iconic Budweiser brand and its heritage worldwide. Budweiser is already one of the most recognized and beloved brands in the world. It is our intention to expand Budweiser even further through our extensive distribution network.
If you go to the next page, briefly looking at the agenda for today’s call, we will start with a quick summary of the proposed transaction. Then we’ll give you a snapshot of the proposed combination. Subsequently, we will dig a bit deeper in the benefits of the transaction for Anheuser-Busch shareholders. We would like then to review InBev’s track record since the merger between Interbrew and AmBev, and finally provide a quick wrap-up before jumping to Q&A.
The next page you will see that we are offering $65 per share in an all-cash bid for all outstanding shares, an immediate premium of 35% over Anheuser-Busch 30-day average share price prior to recent market speculation, and 18% over Anheuser-Busch previous all-time high of $54.97 per share achieved in October 2002.
The total consideration to Anheuser-Busch shareholders is $47.5 billion. We would also assume $9.1 billion of existing debt at AB. In terms of multiples, the offer price represents 12 times Anheuser-Busch 2007 EBITDA. We firmly believe that this is a compelling offer for Anheuser-Busch shareholders, creating immediate and certain value, as well as a significant return on their investments.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
The financing of the transaction will be done through a combination of at least $40 billion of new debt, divestitures of noncore assets, and equity finance. We have received strong support from a group of leading financial institutions, which together would be prepared to provide all the financing required to complete this transaction. We are committed to rapidly deleverage the Company, and the cost of that financing for the proposed transaction is expected to be fully consistent with an investment-grade credit profile.
With respect to the equity, we will maintain a disciplined approach to equity issuance, given that it is our most expensive funding source. Under the proposed terms, the transaction is fully consistent with our strict acquisition value creation criteria and is expected to be EPS accretive within the second full year of the combination.
Page 5. We believe this is an exciting opportunity and a winning combination for multiple reasons. Firstly, the proposed combination with Anheuser-Busch creates the global leader in beer with Budweiser becoming the new business flagship brand.
Secondly, this transaction would create one of the world’s top five largest consumer products companies, bringing the new business size in line with other global leaders such as P&G and PepsiCo.
Thirdly, we believe that this combination will create a stronger company to succeed in the changing and increasingly competitive US beer landscape and benefit multiple stakeholders, including shareholders, employees, wholesalers and the communities they serve. We highly value the strength of the Budweiser brand and intend to name the combined company to invoke Anheuser-Busch’s heritage and importance of the Budweiser brand.
We are committed to the City of St. Louis. We will make St. Louis the North American headquarters of the combined business. In addition, this will be the global home of the Budweiser brand family as it grows internationally, creating new opportunities in St. Louis and around the globe. We attribute the success of Anheuser-Busch to the close collaboration between its world-class distributor, network and the Company, and look forward to strengthen this relationship even further under the three-tier system.
There will be no closure of US breweries as part of this transaction. We view AB’s current US brewery footprint to be highly efficient and able to support continued growth in the US market.
Last, but not least, we have a high respect and admiration for Grupo Modelo’s achievements and are keen to explore possibilities to expand its brands in other markets.
Now let me pass to Felipe.

Felipe Dutra — InBev NV — CFO
Thank you, Brito. Hello, everyone. If we move then to page 7, this transaction creates a truly global leader in beer for accelerated value creation. On a pro forma basis for 2007, the combined business would have generated total beer volume of 460 million hectoliters. Total revenues would have reached EUR26.6 billion with EBITDA of EUR7.8 billion, with a total pro forma EBITDA margin of 29.4%, without taking into account potential benefits from the combination.
If we then move to page 6, when we compare the combined business pro forma numbers with its main competitors, the new business would be over 60% larger in terms of volumes and revenues, and more than 140% in EBITDA terms.
Moving on to page 9, we will become one of the world’s top five consumer products companies, joining the ranks of highly respected and global companies such as PepsiCo and P&G. In EBITDA terms, the combined business would rank in third place in consumer products companies.
Moving on to page 10, the complementarity of our geographical footprints will provide the leadership positions in key global markets, including, number one in both North America and Latin America, and number two, in Europe and Asia.
Moving then to page 11, we will continue to have a benefit exposure to high-growth developing markets and developed markets, becoming the most diversified player in the beer industry. The combined business would have a 47/43% split between developed and developing markets in revenues, and more importantly, a well-balanced 47/53% split between developed and developing markets in operating profits, all on a 2007 pro forma basis. Our complementary geographical footprint will provide a natural hedge during various economic cycles and currency fluctuations, resulting in a stronger, more dynamic and resilient competitor.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
Moving then to page 12, we foresee strong growth opportunities through leveraging our portfolio of brands across an unparalleled global distribution network. Budweiser, the iconic US brand, would become the global flagship brand. And together with our existing global premium import brands, Stella Artois and Beck’s, would create the ultimate premium portfolio.
We will leverage our global footprint to unleash Budweiser’s full potential and globalize AB’s brands, increasing its availability to consumers around the world. InBev would also leverage its go-to-market capabilities worldwide, as well as in Latin America where through a successful partnership with PepsiCo, InBev is today the second largest bottler outside the US.
In addition, we foresee opportunities to further accelerate the growth of our premium European import brands in US where we already have an import and distribution agreement with AB. We recognize this trend of AB’s wholesaler network and look forward to building on our current relationship by growing both existing and new brands with them.
We are fully committed to the three-tier distribution system in the US, and we will work to ensure that this model performs as effectively as it has in the past.
If we move then to page 13, China, the world’s largest beer market, is another example of how we can leverage our strengths. Our presence in the Southeast complements AB’s market reach into Northeast, resulting in an immediate potential for growth of Budweiser in the Southwest, as well as InBev’s brands in the Northeast. Our market share would nearly double in China to a combined 21%, providing a much stronger position in this fast-growing market.
We also have a deep respect and admiration for AB’s strategic partner in China, Tsingtao, and would look forward to strengthening even further the relationship.
Now let’s review in more details some further benefits for AB and its shareholders with Brito.

Carlos Brito — InBev NV — CEO
Thanks, Felipe. If we go to page 15. With the strong and highly complementary positions with the combined business in the top five beer markets in the world, we have a great opportunity for expansion of the combined portfolio of brands led by Budweiser.
Next page. In reality, InBev and Anheuser-Busch have had successful experience in building and expanding Budweiser together outside of the US since the ‘80s. The partnership that brought the strength of the Budweiser brand together with InBev sales and distribution skills has transformed Budweiser into the number one selling beer in Canada today. Bud Light is also the fastest-growing beer in Canada, having grown more than 30% alone last year.
Anheuser-Busch and InBev share a very strong commitment to the highest quality of its beer. We have been brewing Budweiser for a number of years in our Canadian breweries.
Next page. We are heavily involved in the marketing of Budweiser and leverage official NFL Super Bowl sponsorships and regional events like the Grand Prix and the Calgary Stampede in Canada. Recently, Anheuser-Busch and InBev have jointly renewed their focus and efforts behind Bud Light in Canada, transforming it into the fastest-growing brand in the country. Effectively, Bud Light has gained more than three percentage points of market share in Canada in the last three years.
As a result, sales of Anheuser-Busch brands in Canada have grown by an average annual growth rate of 7.6% since 1987. And the market share of this brand has grown from 3% to 15% during this time and they continue to grow.
Page 18. St. Louis would play an expanded role as the North American headquarters of the combined company. St. Louis will also be the global home for the expansion of the flagship Budweiser brand. We understand the importance of Anheuser-Busch to the St. Louis community, and InBev intends to build on Anheuser-Busch’s reputation as a highly quality employer and a responsible corporate citizen, and looks forward to participating as a member of the community.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
Today InBev’s dream is to become the best beer company in a better world. We use the term better world to articulate our belief that if we are to become the best beer company measured by profitability, we must work hard in getting better as a company and also in helping to improve the world around us.
We expect the combined business to bring together the best practices and processes of each one of the companies into a global platform, which can achieve more for employees, the community and the environment than either company could do on its own.
Page 19. There will be no closure of US breweries as part of the transaction. We view AB’s current US brewery footprint to be highly efficient and able to support continued growth in the US market.
Next page. We firmly believe that strong business growth is an essential lever for job creation. InBev’s growth during the last four years has added 12,000 full-time jobs to our payroll worldwide, support by increasing revenue and in the growth of our business. We believe that the combination of Anheuser-Busch and InBev will translate into significant top-line growth for the combined business and offer great job opportunities for employees of both companies, as well as career chances for new talent.
Now back to Felipe.

Felipe Dutra — InBev NV — CFO
Turning to our own track record on page 22, the Interbrew AmBev merger in 2004 has overdelivered on its promises. There are a number of factors that were critical to our success since the creation of InBev. First and foremost, we quickly established our company dream to become the number one global brewery as measured by EBITDA margin by 2007. In fact, we achieved this one year ahead of schedule.
Key to this performance was ensuring the establishment of one single, high-performance culture led by great people. And further reinforced by a target setting and cascading system directly linked to our variable compensation system.
If we then move to page 23. We have a strong confidence in our business model, which has a proven track record since the creation of InBev. This model has allowed us to grow volumes ahead of the global beer industry, grow revenues ahead of funds growth, and achieve further EBITDA margin improvement through productivity enhancements and operating efficiencies.
As a consequence, we have delivered 16.2% organic average EBITDA growth between 2004 and ‘07. Our EBITDA margin expanded by close to 900 basis points in the period, and absolute EBITDA expanded from EUR2.1 billion in 2004 to EUR5 billion in 2007. More recently, we have prioritized cash flow generation, and in 2007 financial results have shown a EUR400 million improvement in core working capital.
We remain committed to our business model, which will continue to deliver EBITDA margin expansion through a combination of top-line growth and disciplined cost management. Top-line growth will remain our priority as we are linking an even more significant part of our variable compensation program to improved market share performance.
Moving then to page 24, between 2005 and ‘07, we have also shown great consistency in our performance with job growth between 5% and 6% and turnover growth between 7% and 8% in each of those years. Over that period, we saw EBITDA margins expanding from 28.6% to 34.6%. Our winning brands in key markets around the world are, of course, one of the key drivers to our success. These brands are what makes us unique and are the lifeblood of our Company. And we are particularly proud of having such strong brands in so many countries. Our business model combines extremely strong local brands, supported by a portfolio of global brands. Today we are the favorite brand in 6 out of 10 of the most important markets.
If we then move to page 26, since the Interbrew AmBev transaction, we have established a strong track record of delivering value through operational excellence and selected M&A transactions. This has been critical in the transformation of our Company from the small, regional players to a global leader in beer.
For example, in 1990 Interbrew was the 10th largest brewer by volume in the world, and by 2007, InBev was the clear number one in terms of absolute EBITDA. In the past three years, we have achieved nearly 110% of total shareholders return.
Now turning back to you, Brito.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Carlos Brito — InBev NV — CEO
Thanks. And now on the last page, next page. So in a nutshell, this transaction as significant value and unparalleled opportunities for all stakeholders. It will create the true global leader in beer with Budweiser as its flagship brand. Our diversified footprint in developed and developing markets and our complementary portfolio of leading brands would create a stronger, more competitive player in the industry. Our combined extensive distribution networks will give us unmatched capability to grow our brands and increase their availability to consumers around the world.
Finally, we firmly believe that this combination will create significant value for both Anheuser-Busch and InBev shareholders. Okay, so again, thank you very much and now let’s go to the Q&A.
Operator, please back to you.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Carlos Laboy, Credit Suisse.

Carlos Laboy — Credit Suisse — Analyst
Good morning, Brito. What insights can you give us on where you would put the debt, and how you would structure the financing for this?

Carlos Brito — InBev NV — CEO
Let me ask Felipe to comment on that, Carlos.

Felipe Dutra — InBev NV — CFO
Hi, Carlos. The current offer is made at the InBev level and will be composed by about 40 or not less than $40 billion new debt at the InBev level, plus $9.1 billion. We are talking here about US dollars rollover net debt, and approximately $8.3 billion as a combining fact of disposals and new equity.

Carlos Laboy — Credit Suisse — Analyst
So there would be no debt put at the AmBev level?

Felipe Dutra — InBev NV — CFO
No.

Carlos Laboy - Credit Suisse — Analyst
Thank you.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
James Edwardes Jones, Execution Limited.

James Edwardes Jones — Execution Limited — Analyst
Afternoon here, guys. A couple of questions. You haven’t made any comment on synergies. Can you offer us any advice there, in particular of the commitment to keep the breweries open in any way constrain your ability to get ZBB savings of at least 15% of fixed cost?
Secondly, can you expand a bit on the provisions of the shareholder agreement between Anheuser-Busch and Modelo; in particular what clauses would be invoked in the event of a change of control at Anheuser-Busch?

Carlos Brito — InBev NV — CEO
Hi, James. It’s Brito here. I think it’s at this point a bit premature to discuss a target for synergies. As you know in the transactions and combinations we’ve done before, we’ve always done that at the moment we announced a deal was reached. And we’ve always pretty much delivered on those targets, so you know we take it very seriously.
Of course, we have conducted a preliminary analysis based on public information, and the view we have today is that these synergies would get us to meet our internal financial benchmarks for an acquisition in terms of spread, of (inaudible) and EPS accretion, which we’re good about that. And the key drivers of the synergies would center around, first, as we did in all other combinations of the last eight years, three of them, cross implementation of best practices, ZBB, ZPO, down to ZCP. So all the way from cost to commercial top line, brewery, management, leverage the Budweiser brand across a global distribution system and continue to leverage and support more our brands in the US through their distribution system, so top line.
Third one would be procurement and global supply chain management. I think there’s a lot to be gained here with scale; that’s important, to work better with suppliers, partnerships, better terms. Working capital, we’re learning more and more about working capital as you know every year, and also the CapEx requirements. I think also when you look at a combined business, there’s some opportunities that we see today.
Also, by bringing two companies together, public companies, you’d save some public companies’ costs in terms of keeping two separate companies. And also, last but not least, some overlap in geographies and also overlap in corporate functions that we’ll deal with. So this is pretty much, let’s say, the six, seven drivers of synergies. And again, those synergies right now make us feel good about getting to our benchmarks for an acquisition of this type.
In terms of your second question about the Modelo and AB, Felipe will take that one.

Felipe Dutra — InBev NV — CFO
Yes, in terms of the, let’s say, shareholders that were in it, we know what you know, which is based on public documents. And we would hope to work with Modelo Group to find new opportunities to further accelerate the development of their brands outside North America.

James Edwardes Jones — Execution Limited — Analyst
Just for clarity, can you tell us when you expect the RoIT to exceed the WAC on the transaction?

Felipe Dutra — InBev NV — CFO
Not at this stage.

James Edwardes Jones — Execution Limited — Analyst
Okay, thank you very much, guys.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Operator
Andrew Holland, Dresdner.

Andrew Holland — Dresdner — Analyst
Could I just refer back to your answer to Carlos’ first question where you talked about disposals. Can you give me a figure for your expected disposal receipts and also for the size of any equity issue that you anticipate doing? And if you could tell us what you intend to sell, that would be very helpful.

Felipe Dutra — InBev NV — CFO
Yes, we said that in terms of source of funds for this transaction, we expect approximately $8.3 billion to come from disposals and new equity. We are not in a position to disclose which noncore assets we are considering to divest at this stage. But I could say that we have defined a package of noncore assets across the combined business that could be divested, allowing us to minimize the size of the (inaudible) in connection with this transaction.
I can also disclose that some of the parameters that we have used in selecting those assets that could be potentially divested around, first, assets that are not fully integrated with our overall business and that could be easily separated from the Company, by minimizing tax consequences, of course, and also in terms of marketability, assets for which we are very confident we can obtain attractive values upon divestment. But this is all that I can say at this stage.
It is important to keep in mind that equity for us is a very expensive currency, as we clearly believe that the current market price does not reflect InBev’s full potential.

Andrew Holland — Dresdner — Analyst
Thank you, and could I just have one follow-up? You’ve made it clear in your answer to the first question that the whole deal is being done at the InBev level. I think a lot of us had speculated that you might do it at the AmBev level. Can you tell us, given the apparent tax advantage of doing it at the AmBev level, why you’ve chosen not to do it at the AmBev level?

Felipe Dutra — InBev NV — CFO
Yes, the transaction is being done at the InBev level, and the new debt is likely to be based in the US in order to benefit from the tax affectability at a very high corporate rate.

Andrew Holland — Dresdner — Analyst
Sorry, I didn’t actually catch the answer. Could you repeat that, please?

Felipe Dutra — InBev NV — CFO
The point is the tax benefit will be captured by pushing down as much debt as possible into US, given the very high effective tax rate.

Andrew Holland — Dresdner — Analyst
Okay, so does that mean that the US profits of Anheuser-Busch will be effectively channeled through AmBev?

Felipe Dutra — InBev NV — CFO

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
No, AmBev is not part of the transaction and will not be affected.

Andrew Holland — Dresdner — Analyst
Okay, can you tell me a bit more how this tax benefit will work in the absence of AmBev then?

Felipe Dutra — InBev NV — CFO
The tax benefit is related to the profits being generated in the US vis-a-vis the US tax effective tax rate, which is right above our weighted average effective tax rate at the InBev level. Is this Carlos?

Andrew Holland — Dresdner — Analyst
So how does that benefit your tax charge?

Felipe Dutra — InBev NV — CFO
Sorry, but there are many people on the line. I won’t be able to further explore that, but I am glad to take that offline with you afterwards.

Andrew Holland — Dresdner — Analyst
Thank you.

Operator
Nico Lambrechts, Merrill Lynch.

Nico Lambrechts — Merrill Lynch — Analyst
First question is what is the hurdle rate that you are using for this transaction?

Carlos Brito — InBev NV — CEO
Well, that is part of our internal models. I mean, at this point it’s not public.

Nico Lambrechts — Merrill Lynch — Analyst
Would it be around seven?

Carlos Brito — InBev NV — CEO
Again, that is our internal stuff at this point.

Nico Lambrechts — Merrill Lynch — Analyst
Okay. Second question, you mentioned, Carlos, on the call that the deal will be EPS accretive in year two. Could you give us some of the assumptions? Does that assume there is some equity raised, and does that assume phasing of what percentage of cost savings have been realized?

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Felipe Dutra — InBev NV — CFO
That is assuming at least $40 billion of new debt and the $8.3 billion coming from the combination of disposals and new equity. That is what we have on the model. But we are not disclosing at this stage any specific number related to (inaudible) divestitures, neither synergize within that model.

Nico Lambrechts — Merrill Lynch — Analyst
But we should assume in that model there is some equity.

Felipe Dutra — InBev NV — CFO
Yes, there is some equity in there.

Nico Lambrechts — Merrill Lynch — Analyst
And then a third question, some of your peers like Imperial Tobacco bought companies in the US. They got a goodwill tax deductibility. Would you be possible to get the similar benefit because you will — there will be a lot of goodwill arising from such a transaction?

Felipe Dutra — InBev NV — CFO
I wouldn’t enter into that territory, other than saying that that will be as much as possible allocated into US.

Operator
Marc Leemans, Bank Degroof.

Marc Leemans — Bank Degroff — Analyst
Thank you. Well, most of my questions have been answered, but perhaps one still. Could you give us a rough idea of the blended coupon rate the combined company would have?

Felipe Dutra — InBev NV — CFO
We have committed to first to leverage the combined company as fast as possible. And secondly —.

Marc Leemans — Bank Degroff — Analyst
Leveraging by — sorry.

Felipe Dutra — InBev NV — CFO
And secondly, by keeping strong investment-grade rating profile, which then brings us to comparable transactions and to comparable credit profiles, meaning you should assume as expected in terms of interest rate costs to finance this transaction, being in line with the investment-grade rating profile.

Marc Leemans — Bank Degroff — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
Okay, thank you. And how soon do you think those divestments will be done?

Felipe Dutra — InBev NV — CFO
We will see. We are at this stage focused, have opportunities to sit down with AB board and management in order to further discuss our current proposal.

Operator
Mark Gillespie, MainFirst Bank.

Chris Wickham — MainFirst Bank — Analyst
It’s Chris Wickham here. I was just wondering if we can just move away beyond the financings and get back onto the other side of things when it seems that you are expecting to have Anheuser-Busch add significant value to your businesses elsewhere. Could you give us two or three bullets on where they might be able to do this?
And also, I am interested to know how you get around some of the issues to do with the brand name in Europe.

Carlos Brito — InBev NV — CEO
I think we see as a top-line opportunity, I mean we see what other companies in the US have done, namely PepsiCo, [BOA], P&G, GE, so many companies that were able to expand American iconic brands throughout the world, and we see a similar opportunity here. We have business in 30 countries. We have some multicountry brands getting to global status like Stella and Beck’s.
Of course, in this new combined company Budweiser would be our flagship brand. It is a brand that is known by a lot of consumers around the world, and there is a trend today in consumers that in some locations they look for what they call international or what we call international premium brands. And Budweiser, given the properties and its quality and heritage, would fit greatly in that occasion match in terms of product and need. So that is where we see a great fit in many, if not most, of the countries we operate.

Chris Wickham — MainFirst Bank — Analyst
Okay, and so should we be assuming a fair amount of cannibalization of your existing business, or do you think it is simply a question of you using your go-to-market capabilities to gain share for the brand?

Carlos Brito — InBev NV — CEO
No, I think today what opportunity we’ve talked to you many times before is that we see a mix enhancement in our business as a real opportunity. So with the international premium brands supported on a global scale like Budweiser, we see that we could be capturing pockets of volume that today somehow are not open to our portfolio in some locations, in some countries. So we think it could be complementary. In some places, there could be cannibalization. But in most places, it would be complementary in our view.

Operator
David Belaunde, Lehman Brothers.

David Belaunde — Lehman Brothers — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
A couple of very quick questions. When you talked about Modelo and the potential cooperation with Modelo, have you already had talks with them to see to what extent you can hold — how far you could bring that corporation?

Carlos Brito — InBev NV — CEO
No, no, we haven’t yet. Given that our offer now is public, we will try to see the appropriate time and then establish that line of contact.

David Belaunde — Lehman Brothers — Analyst
Okay. If I could just follow up very quickly on the financing structure, again, is that normally in the past you’ve tried to match the debt profile in terms of currency with the profile of your cash flows. Now, obviously with these transactions if all the debt for the acquisition is in dollars and based in the US, there will be a big mismatch. Will you try to correct that by doing some swapping into — of part of the debt into the Brazilian real or EUR, etc., or will you just keep everything in US dollars?

Felipe Dutra — InBev NV — CFO
No. This approach is consistent with our risk management policy, and it is a fair assumption that we will always be looking for the right balance between outstanding debt and cash flow generation.

David Belaunde — Lehman Brothers — Analyst
Okay. All right, thank you very much and congratulations.

Operator
Mark Purdy, Deutsche Bank.

Mark Purdy — Deutsche Bank — Analyst
The full-year results last year — or earlier this year, rather — you increased the dividend payout ratio to 80%. Given the deleveraging required here, will you be able to maintain the dividend payout ratio at 80%, or are we likely to have to see a dividend cut?

Felipe Dutra — InBev NV — CFO
Given the (inaudible) nature of that transaction being proposed, I would say that it’s fair to soon that for a period of two to three years dividends may be reduced, resuming to its previous levels after that period of time, as from year before.

Mark Purdy — Deutsche Bank — Analyst
Can you give any guide as to what the payout ratio may have to fall to?

Felipe Dutra — InBev NV — CFO
No, not at this stage.

Operator
Andrew Gowen, Och-Ziff.

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Andrew Gowen — Och-Ziff — Analyst
Quick question just in terms of if there is the necessity, I guess, to increase your offer price or I guess put another way, how much flexibility do you have on that minimum of $40 billion of new additional debt, so if you do have to raise your offer price will it be additional equity or additional debt?

Carlos Brito — InBev NV — CEO
Well, I think our $65 share, all-cash price per share, I think it is a full and fair price. It is a 35% over Anheuser-Busch, say the average share price prior to recent market speculation, and 18% over the all-time price high of $54.97 per share in October 2002. So it is a full and fair price. And according to our culture here of ownership and being top management here, we have good stakes in the Company.
We will only proceed with this transaction if it creates value for our shareholders. So that is a must. We have our internal guidelines and thresholds, and we think this price is the full and fair price for this combination.

Andrew Gowen — Och-Ziff — Analyst
I guess could I just sort of follow that up? It was more, I guess, a question about leverage and gearing rather than the absolute offer price. It was more your understanding or Felipe’s understanding of what constitutes investment-grade and how much opportunity you have to increase, I guess, the debt component relative to the equity component.

Carlos Brito — InBev NV — CEO
At this point, again, I would like to say it is a full and fair price, 35% premium over the average of 30 days. And again, we think it is the right price.

Andrew Gowen — Och-Ziff — Analyst
Okay, thank you.

Operator
Martin Dolan, Execution Limited.

Martin Dolan — Execution Limited — Analyst
Good morning, guys, or good afternoon in our case. Just a point clarity. On the debt capacity on the new business, just to get it clear it’s $40 billion of new debt, $9 billion of Anheuser debt, plus the EUR5 billion that InBev currently holds. Is that correct?

Felipe Dutra — InBev NV — CFO
Well, not less than $40 billion new debt, and $9.1 billion rollover net debt, and then, as I said, the $8.3 billion as a combined result of disposals and equity.

Martin Dolan — Execution Limited — Analyst
Okay. And secondly, if I may, because it could be pretty key, have you had any contact with Anheuser shareholders and in particular Warren Buffett?

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Carlos Brito — InBev NV — CEO
Well, at this point, we have sent a letter to them on June 11th, so yesterday. And what they said publicly in a statement is that they are going to review our proposal carefully, evaluate that, and pursue the course of action in the best interest of AB shareholders. We are very pleased to hear this. Our objective is really to reach a friendly agreement with AB’s board, and we respect there board a lot and we think the board will act in the best interest of shareholders as stated here. So we’re very happy with the reaction.

Martin Dolan — Execution Limited — Analyst
But have you contacted any shareholders directly?

Carlos Brito — InBev NV — CEO
We have contacted the board via the letter we sent. That is all.

Operator
Gerard Rijk, ING.

Gerard Rijk — ING — Analyst
Good afternoon. A question on the dividend. There was already a question on that, and you said that the payout ratio could come down. Do you also mean that the absolute level of 2.44 might be reduced (technical difficulty) level of 2007, and was the reason (technical difficulty) so strongly while maybe there were already some initial plans to take a look at Anheuser-Busch?
Second question is about the interest rate about — well, you don’t elaborate yet on what rate (technical difficulty) to be, therefore, maybe further rising short-term interest rates?
Third question is about the Heineken deals with Anheuser-Busch. How do you think in Argentina, Chile and in Russia and Italy how you can handle that?

Carlos Brito — InBev NV — CEO
Let me start from the last question. I think as we see the potential to take the Budweiser brand, develop it across our footprint, of course again, we are looking for this as a long-term proposition. And for sure as I said in some markets, we will get a couple of years to regain the brand or to recover the brand from an existing contract that may have. For sure that is in the plans. But again, we are here for the long-term and that is still consistent with a business combination when it happens that you have to review contracts on licensing agreements.

Felipe Dutra — InBev NV — CFO
The first question I think was related to the dividend of 2.44. That level will have to be adjusted assuming that’s some new equity that will be issued as part of this transaction. And what we said it is fair to expect at this stage is for the equivalent implied dividend to be reduced during the next two to three years, but they are resuming to this current level afterwards.
I think the second question was related to cost of capital, and what we assume is that the combined entity on a pro forma basis, this combined entity will be (inaudible) stay zero investment-grade rating, which means at least BBB credit profile, and therefore, the expected cost of funds should be consistent to debt credit.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
Reg Watson, Standard Life.

Reg Watson — Standard Life — Analyst
I guess the timing of this deal is somewhat unfortunate, hot on the heels of a tough Q1 and you’re flagging a difficult Q2. Some more uncharitable commentators in the market have suggested that perhaps the growth engine of InBev is broken and that you are doing this deal in order to boost growth going forward, because you won’t find it internally. What would you say to counter those naysayers?

Carlos Brito — InBev NV — CEO
I think the people that say that, they don’t know us. I think people that know us know that we’ve been in the business for 20 years, that we have shares in the Company; that of course we manage the business for all sorts of horizons, but of course what matters most for us is the long-term. And yes, we had a first tough quarter. Yes, we indicated that we will get to better waters in the second half of this year, but again, we are here for the long-term.
We’ve had tough quarters before, and I think this is not an excuse for us to stop pursuing things that we believe are great for the Company and value creation for shareholders.

Reg Watson — Standard Life — Analyst
Okay, thank you. And you have always made it clear that there is no such thing as a profit holiday. Can you assure us that your bonus targets will still be set this year as they were at the beginning of the year regardless of any acquisition that you might make?

Carlos Brito — InBev NV — CEO
Yes, and we are working very hard to get to them because we had a bad first quarter. So the targets won’t change.

Reg Watson — Standard Life — Analyst
All right. Thank you and good luck.

Operator
Kris Kippers, Petercam.

Kris Kippers — Petercam — Analyst
Good afternoon. A small question on the change in strategy. How come that you are willing to give up your emerging play and go for a 50% stake of the biggest beer market or the most profitable beer market in the world? Thank you.

Carlos Brito — InBev NV — CEO
Well, for a couple of things, Kris. First because we think the US — we think it is the fact that the US is the number two volume beer market in the world, but number one in terms of margin pull, so that is very attractive. It is a mature market in terms. I mean, it grows slower, but it is not declining. And there are segments within the market that are growing very fast like the import and lights, and we have the brands for you.
Plus we have a great route to market, and we think with the experience we have in Canada in developing Budweiser and Bud Light in Canada in a North American type environment, fighting against the same kind of competition we have in the US, be it Coors Light or Miller, we think we have developed jointly with AB a way that can be transplanted to a different market, but not so different like the US.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
I don’t think it is a change in strategy. I think as we completed the first three years of our combination with Interbrew AmBev, I think we are now in the phase of looking for the future, the next three years, five years, ten years. And we saw this as a great, compelling opportunity. It is very, very hard to pass. It has all the elements of the kind of businesses we like, great brand, great group of people, 50% share, second-biggest market in the world volume-wise, first in profits and a great wholesaler distribution network. So that is the kind of business we like.

Kris Kippers — Petercam — Analyst
Okay, thank you.

Operator
Paul Hofman, Cheavreux.

Paul Hofman — Cheuvreux — Analyst
Good afternoon, good morning. One thing about the investment process, what kind of proceeds or what kind of divestments are you looking at? Is it purely InBev, or are you also looking at other Busch units?

Felipe Dutra — InBev NV — CFO
We look at it on a kind of package of noncore assets across the combined business, which means InBev and AB assets.

Paul Hofman — Cheuvreux — Analyst
So you don’t rule out any purely — (inaudible) purely InBev? Is there some kind of a split you are looking at or —?

Felipe Dutra — InBev NV — CFO
No, we are looking at across the board.

Paul Hofman — Cheuvreux — Analyst
Okay and one final question. In the presentation, you mentioned 12 times EBITDA. Is that including also the EBITDA from Grupo Modelo, the 50% stake? How do you treat that?

Felipe Dutra — InBev NV — CFO
We discount it for market value.

Paul Hofman — Cheuvreux — Analyst
Okay, thank you.

Operator
Nico Lambrechts, Merrill Lynch.

Nico Lambrechts — Merrill Lynch — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
A follow-up question, just Felipe, you usually mentioned that optimal capital structure for the InBev group was around two times. What rating would that have given you, and the BBB rating, what would that imply in terms of a debt-to-EBITDA multiple equivalent?

Felipe Dutra — InBev NV — CFO
The optimal capital structure I would say is under business as usual. That is between 1.8 and 2 times. That implies a very strong credit rating profile. For sure, investment grade while keeping headroom for potential accretive M&A transactions. The proposed transaction is of a transformational nature. It cannot be even compared to business as usual approach. Therefore, net debt to EBITDA giving our focus to minimize the use of equity should be much higher than that number. However, the maximum we could say is that we are assuming not less than $40 billion of new debt as part of this transaction.

Nico Lambrechts — Merrill Lynch — Analyst
Understood. Second question, if I may. When the Interbrew and — sorry — the InBev — sorry — Interbrew AmBev merger was announced, the total cost savings was EUR280 million. Half of that EUR140 million was cost savings. The other half, EUR140 million, was commercial savings. Part of that just taking the Brahma brand into Interbrew. Would it be possible to indicate in terms of your synergies, your cost savings, would the split be 50-50 again or would it be close to 90-10?

Carlos Brito — InBev NV — CEO
Nico, at this point, we are not pointing any direction in that respect. We are not splitting that as you wanted. What I can say is that from the Interbrew times, we learned a lot on how to take brands to other markets. And we’re going to apply that learning together with our colleagues from AB if the combination is realized.

Nico Lambrechts — Merrill Lynch — Analyst
If I may then, one of your ambitions were to take Brahma into Europe and across European margins. Could you comment on how successful that was and what would be different with the Budweiser brand?

Carlos Brito — InBev NV — CEO
I’m going to say, again, we learned a couple things. First, it was successful in some countries, not all of them. What we learned from them is that it is very hard to do a multicountry expansion if there is no brand top of mind and knowledge and consideration with consumers. And that is the big difference here between expanding Brahma across geographies and Budweiser. Budweiser is known by consumers, but it is not available in many cases. And that is where the opportunity lies, this gap between knowledge and availability.

Operator
Mark Gillespie, MainFirst Bank.

Mark Gillespie — MainFirst Bank — Analyst
I just want to get back on this whole issue about the brand because just in Western Europe I don’t think you fully answered my question from before. And then I also question what — if you are adding the acquired companies, then adding value to what you’re doing in terms of its brand, isn’t it likely they will be holding out for much better price than the $65 you are offering them?

Carlos Brito — InBev NV — CEO
Sorry. Can you repeat the question, please?

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

Mark Gillespie — MainFirst Bank — Analyst
I don’t think we fully covered the issue about the access to the brand. The key point is you have a number of Western European markets where you have very good distribution, but where you won’t be able to use the Budweiser brand. I’m wondering how you get around that.

Carlos Brito — InBev NV — CEO
First, we have to understand market by market. For example, we understand that (technical difficulty) first, we don’t have all the detail. If you’re referring to the Budvar litigation or —?

Mark Gillespie — MainFirst Bank — Analyst
Yes.

Carlos Brito — InBev NV — CEO
Not all details are public, so that is something — but because we are in the market, we see what is going on. In some markets, they are out, but that can always change. And again, we are here for the long term. In some markets, they can do Anheuser-Busch Bud, but not Budweiser, and that is fine.
I think the big difference here is that in some of those markets they are — they have been dealt with as a licensed brand as a side business by somebody who only gets a small percentage of their total business. If we were to combine the companies, it would be a wholly-owned brand of ours being fully supported by our company. And that is the big difference that we see as an opportunity.

Mark Gillespie — MainFirst Bank — Analyst
Okay. Then just in terms of the value creation, because this is like —basically, you are saying that the value creation is not just going all one-way. It is not simply you running the Anheuser-Busch business better; it is them helping you run your business better because you’ve got access to that brand.

Carlos Brito — InBev NV — CEO
Sure.

Mark Gillespie — MainFirst Bank — Analyst
Is there any — do you have a mental number then? You must clearly have a number then in your mind of what value you are bringing in from the business in terms of the uplift to your existing business. I’m just worried if that is so clear in your thinking and is so clear in what you are saying publicly, rather than simply as a cost extraction process, that that might encourage Anheuser-Busch shareholders to be thinking about a lot more than simply $65.

Carlos Brito — InBev NV — CEO
Well, Mark, at this point we do have a number, but we are not disclosing the number. What we are saying is that the dimensions for our synergies will be along the top line as your first question related to as a scale, combining two large companies and of course all the benefits that come with it; procurement and centralization of procurement along with scale, best practice sharing, working cap and CapEx, and overlap in some geographies and some admin functions.

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)
So that, when you compound all that, you get to a number that really makes a lot of sense for us in pursuing the deal. Not to talk about the strategic part of the deal, of course.

Operator
Stuart Reeve, BlackRock.

Stuart Reeve — BlackRock — Analyst
Good afternoon. I understand you’re putting all the debt into InBev. I heard that clearly. I just wondered if there is going to be any change in a way that cash is going to be extracted from AmBev up to InBev and the parent company.

Felipe Dutra — InBev NV — CFO
No, AmBev will continue its own business, focus on the existing territories being Latin America, being North America. And the board should continue to decide capital structure decisions at the AmBev level, take into account what is best to its shareholders, of shareholders, including InBev and other shareholders.

Mark Gillespie — MainFirst Bank — Analyst
Okay, thank you.

Operator
Thank you. At this time, I would like to turn the floor back over to management for any closing comments.

Carlos Brito — InBev NV — CEO
Let me say again thank you very much for all of you joining us on such a short notice. We are very excited about this deal. We are very committed about it. We sent this letter yesterday. We are trying to engage their board. They said they would analyze and they would say something about our proposal.
And our intention here is really to engage as quick as possible with the Anheuser-Busch board and to our management. We believe this combination, again, is in the best interest of all constituents, including both companies’ shareholders, employees, consumers, wholesalers, business partners and the communities they serve.
So this is a very compelling combination and it creates a significant value for both companies’ shareholders and a lot of opportunities for the two combined businesses. So again, thank you very much for joining, and see you next time. Bye-bye.

Operator
Thank you. This does conclude today’s conference call.

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Jun. 12. 2008 / 9:30AM ET, INB.BR — Inbev — InBev To Discuss Proposed Combination with Anheuser-Busch (Conference Call)

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

This communication is not a substitute for any solicitation statement and other related documents InBev would file with the SEC if an agreement between InBev and Anheuser-Busch is reached or for any other documents which InBev may file with the SEC and send to Anheuser-Busch stockholders in connection with the proposed transaction between InBev and Anheuser-Busch or any consent solicitation of the stockholders of Anheuser-Busch.
INVESTORS AND SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION OR ANY CONSENT SOLICITATION OF THE STOCKHOLDERS OF ANHEUSER-BUSCH.
Investors and security holders will be able to obtain free copies of any documents filed with the SEC by InBev through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to InBev’s proxy and/or consent solicitor, Innisfree M&A Incorporated at (877) 750-9501.
InBev and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies and/or consents in respect of the proposed transaction or any consent solicitation of the stockholders of Anheuser-Busch. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Other information regarding the participants in a proxy and/or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy and/or consent solicitation statement to be filed by InBev with the SEC.